SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Peet’s Coffee & Tea, Inc.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

PEET’S COFFEE & TEA, INC.

1400 Park Avenue,

Emeryville, California 94608-3520

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 21, 2008

TO THE SHAREHOLDERS OF PEET’S COFFEE & TEA, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Peet’s Coffee & Tea, Inc., a Washington corporation (the “Company”), will be held on Wednesday, May 21, 2008 at 10:00 a.m., local time, at The Marriott Courtyard, 5555 Shellmound Street, Emeryville, California 94608, for the following purposes:

1.	To elect Patrick J. O’Dea to hold office until the 2011 Annual Meeting of Shareholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 28, 2008.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 24, 2008, as the record date for the determination of shareholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

/s/ Tom Cauley

Thomas P. Cawley
Secretary

Emeryville, California

April 4, 2008

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY, OR VOTE OVER THE TELEPHONE OR THE INTERNET AS INSTRUCTED IN THESE MATERIALS AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

PEET’S COFFEE & TEA, INC.

1400 Park Avenue,

Emeryville, California 94608-3520

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

May 21, 2008

INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

The enclosed proxy is solicited on behalf of the Board of Directors of Peet’s Coffee & Tea, Inc., a Washington corporation (“Peet’s” or the “Company”), for use at the Annual Meeting of Shareholders to be held on May 21, 2008, at 10:00 a.m., local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at The Marriott Courtyard, 5555 Shellmound Street, Emeryville, California 94608. The Company intends to mail this proxy statement and accompanying proxy card on or about April 9, 2008 to all shareholders entitled to vote at the Annual Meeting.

SOLICITATION

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

Only holders of record of Common Stock at the close of business on March 24, 2008 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 24, 2008, the Company had outstanding and entitled to vote 13,960,216 shares of Common Stock.

Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by votes at the meeting or by proxy. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes and abstentions. Brokers have discretionary authority to vote on proposals 1 and 2. Abstentions will be counted towards the quorum but will have no effect on the vote for any proposal.

VOTING VIA THE INTERNET OR BY TELEPHONE

Shareholders may grant a proxy to vote their shares by means of the telephone or on the Internet.

The telephone and Internet voting procedures below are designed to authenticate shareholders’ identities, to allow shareholders to grant a proxy to vote their shares and to confirm that shareholders’ instructions have been recorded properly. Shareholders granting a proxy to vote via the internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that must be borne by the shareholder.

For Shares Registered in Your Name

Shareholders of record may grant a proxy to vote their shares by means of the Internet at http://www.contintentalstock.com. They will be required to provide the company number and control number contained on their proxy cards. The voter will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen and the voter will be prompted to submit or revise them as desired. Any shareholder using a touch-tone telephone may also grant a proxy to vote shares by calling 1-866-894-0537 and following the recorded instructions.

To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent.

For Shares Registered in the Name of a Broker or Bank

Beneficial owners whose stock is held in “street name” should have received instructions for granting proxies from their banks, brokers or other agents, rather than using the Company’s proxy card.

A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the means to grant proxies to vote shares by means of the telephone and Internet. If your shares are held in an account with a broker or bank participating in the ADP Investor Communications Services program, you may grant a proxy to vote those shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or via the Internet at ADP Investor Communication Services’ website at http://www.proxyvote.com.

Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

General Information for All Shares Voted Via the Internet or By Telephone

For shares registered in your name, votes submitted via the Internet or by telephone must be received by 7:00 p.m. E.S.T. on May 20, 2008. For shares registered in the name of a broker or bank, votes submitted via the Internet or by telephone must be received by 11:59 p.m. E.S.T. on May 20, 2008. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

REVOCABILITY OF PROXIES

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive office, 1400 Park Avenue, Emeryville, California 94608-3520, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

SHAREHOLDER PROPOSALS

The deadline for submitting a shareholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2009 Annual Meeting of Shareholders pursuant to Rule 14a-8 of the Securities and Exchange Commission (“SEC”) is December 10, 2008. Shareholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so not later than February 20, 2009 nor earlier than January 21, 2009. Shareholders are also advised to review the Company’s Amended and Restated Bylaws, which contain additional requirements with respect to advance notice of shareholder proposals and director nominations.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors unless the Board determines by resolution that such vacancies shall be filled by the shareholders. A director elected to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The Board of Directors is presently composed of nine members. There are three directors in the class whose term of office expires in 2008 but there is one nominee for director this year, Patrick O’Dea. Two directors, Gordon Bowker and H. William Jesse, Jr. are not sitting for re-election to the Board of Directors. Proxies cannot be voted for a greater number of persons than the number of nominees standing for election,

Patrick J. O’Dea is a current director of the Company who was previously elected by the shareholders. If elected at the Annual Meeting, he would serve until the 2011 Annual Meeting and until his successor is elected and has qualified, or until such director’s earlier death, resignation or removal. Directors are elected by a plurality of the votes presented in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Mr. O’Dea. In the event that Mr. O’Dea should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Mr. O’Dea has agreed to serve if elected, and management has no reason to believe that he will be unable to serve.

It is the Company’s policy to encourage directors to attend the Annual Meeting. All eight of the Company’s directors attended the 2007 Annual Meeting of Shareholders.

Set forth below is biographical information for Mr. O’Dea and each person whose term of office as a director will continue after the Annual Meeting.

NOMINEE FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2011 ANNUAL MEETING

Patrick J. O’Dea

Patrick J. O’Dea, 46, has served as Chief Executive Officer, President and as a director of the Company since May 2002. From April 1997 to March 2001 he was Chief Executive Officer of Archway/Mother’s Cookies and Mother’s Cake and Cookie Company. From 1995 to 1997, Mr. O’Dea was the Vice President and General Manager of the Specialty Cheese Division of Stella Foods. From 1984 to 1995, he was with Procter & Gamble, where he marketed several of the company’s snack and beverage brands.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2009 ANNUAL MEETING

Gerald Baldwin

Gerald Baldwin, 65, has served as a director of the Company since 1971 and as Chairman of the Board from 1994 through January 2001. From 1971 until 1994, Mr. Baldwin was President and Chief Executive Officer. He co-founded Starbucks Coffee Company in 1971. Mr. Baldwin served as a director of Association Scientifique du Café from 1999 through March 2005 and its President from 2001 to December 2004. Since 2000, he has also served as a director of TechnoServe, Inc., a non-profit organization operating in Africa and Latin America.

Hilary Billings

Hilary Billings, 44, has served as a director of the Company since January 2002. Since 2004, Ms. Billings has been an independent brand strategy consultant. From May 1999 to March 2004, Ms. Billings was Chairman of the Board and Chief Marketing Officer RedEnvelope, a multi-channel gift company. Ms. Billings is also a director of Design Within Reach, Inc.

Elizabeth Sartain

Elizabeth Sartain, 53, currently serves as an Executive Vice President and Chief People Yahoo at Yahoo! Inc. and has served as director of the Company since October 2007. Before joining Yahoo! in 2001, Ms. Sartain held executive and officer positions at Southwest Airlines, where she led all human resources functions. Ms. Sartain is the co-author of two widely-read books on successful employment strategies and contributes regularly to industry and business publications on human resource management issues.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2010 ANNUAL MEETING

David Deno

David Deno, 50, joined the Board of Directors in August 2006. Mr. Deno is currently the President of Quiznos LLC, a position he has held since January of 2008. Prior to joining Quiznos, beginning in August 2006, he was a Managing Director with the private equity firm CCMP Capital Advisors, LLC. Prior to August 2006, he concluded a 15-year career with YUM! Brands, Inc. where he served as Chief Operating Officer from October 2004 to February 2006 and as Chief Financial Officer from November 1999 to October 2004.

Michael Linton

Michael Linton, 51, joined the Board of Directors in March 2005. Mr. Linton has served as eBay’s Senior Vice President for eBay Motors, eBay Canada, Half.com, eBay Stores and ProStores since December 2006. Prior to this, Mr. Linton was Executive Vice President and Chief Marketing Officer for Best Buy Co., Inc., a specialty retailer of consumer-electronics and related products and services, from January 1999 through August 2006.

Jean-Michel Valette

Jean-Michel Valette, 47, has served as Chairman of the Board of Directors since January 2004 and a director of the company since July 2001. Mr. Valette has been an independent advisor to branded consumer companies since May 2000. During this time, Mr. Valette also served as Chairman of the Robert Mondavi Winery from April 2005 to October 2006 and was its President and Managing Director from October 2004 to April 2005. From August 1998 to May 2000, Mr. Valette was President and Chief Executive Officer of Franciscan Estates, a premium wine company. Mr. Valette currently serves as a director of Select Comfort Corporation and the Boston Beer Company.

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required by the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board affirmatively has determined that the following Company directors are independent directors within the meaning of the applicable NASDAQ listing standards: Ms. Billings and Messrs. Baldwin, Deno, Linton, Valette, Bowker, and Jesse.

BOARD COMMITTEES AND MEETINGS

The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for the fiscal year ended December 30, 2007 for each of the Board Committees.

Name	Audit		Compensation		Nominating and Governance
Gerald Baldwin
Hilary Billings			X	*	X
Gordon A. Bowker[1]					X	*
David Deno	X	*
H. William Jesse, Jr.[1,3]	X		X
Michael Linton			X
Elizabeth Sartain[2,3]
Patrick J. O’Dea
Jean-Michel Valette	X				X
Total meetings in fiscal year ended December 30, 2007	9		8		3

(1)	Gordon Bowker and H. William Jesse, Jr. will retire at the end of their term, effective May 21, 2008.
(2)	Effective October 24, 2007, Elizabeth Sartain joined Peet’s Board of Directors.
(3)	Effective December 5, 2007, Ms. Sartain replaced Mr. Jesse on the Compensation Committee.
*	Committee chairperson

During the fiscal year ended December 30, 2007, the Board met four times. Each Board member attended 75% or more of the aggregate meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member.

AUDIT COMMITTEE

The Audit Committee acts on behalf of the Company’s Board of Directors in fulfilling the Board’s oversight responsibilities with respect to the Company’s corporate accounting and financial reporting processes, the systems of internal control over financial reporting, and audits of financial statements, as well as the quality and integrity of the Company’s financial statements and reports and the qualifications, independence and performance of the firm or firms of certified public accountants engaged as the Company’s independent registered public accounting firm for the purpose of preparing or issuing an audit report or performing audit services. The Audit Committee is composed of three directors: Messrs. Deno, Jesse and Valette. Mr. Deno was the Chair of the Audit Committee effective after the May 23, 2007 annual shareholders meeting; prior to which Mr. Jesse was the Chair. It met nine times during the fiscal year. All members of the Company’s Audit Committee are independent (as independence is defined in Rule 4200(a)(15) of the NASDAQ Marketplace Rules). The Board of Directors has determined that Messrs. Deno, Jesse and Valette qualify as “audit committee financial experts,” as defined in applicable rules and regulations of the Securities and Exchange Commission (the “SEC”). The Audit Committee Charter is available on our corporate website at www.peets.com.

COMPENSATION COMMITTEE

The purpose of the Compensation Committee is to provide assistance and guidance to the Board of Directors in fulfilling its oversight responsibilities to the Company’s shareholders with respect to the Company’s compensation program for officers, directors and other employees, as well as review the Compensation Discussion and Analysis and prepare the Committee report included herein in accordance with applicable rules and regulations of the SEC. The Committee makes recommendations concerning salaries and incentive compensation, awards stock options and stock purchase rights to employees and consultants under the Company’s stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The charter of the Compensation Committee grants the

Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate. The Compensation Committee is composed of three non-employee directors and all members are independent (as independence is defined in Rule 4200(a)(15) of the NASDAQ Marketplace Rules). Through December 5, 2007, they were: Ms. Billings and Messrs. Linton and Jesse. Effective December 5, 2007, the Board appointed Ms. Sartain to the Compensation Committee and removed Mr. Jesse. It met eight times during the fiscal year. Ms. Billings is the Chair of the Compensation Committee. The Compensation Committee Charter is available on our corporate website at www.peets.com.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The purpose of the Nominating and Corporate Governance Committee is to (i) oversee the Company’s corporate governance functions on behalf of the Board; (ii) make recommendations to the Board regarding corporate governance issues; (iii) identify, review and evaluate candidates to serve as directors of the Company; (iv) serve as a focal point for communication between such candidates, non-committee directors and the Company’s management; (v) recommend such candidates to the Board; and (vi) make such other recommendations to the Board regarding affairs relating to the directors of the Company. Three directors comprise the Nominating and Corporate Governance Committee: Messrs. Baldwin, Bowker and Valette. On May 23, 2007, Mr. Baldwin replaced Ms. Billings on the committee Mr. Bowker was the Chair of the Committee. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ Marketplace Rules). The Nominating and Corporate Governance Committee held three meetings during the year. The Nominating and Corporate Governance Committee Charter is available on our corporate website at www.peets.com.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s shareholders. However, the Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the board, the operating requirements of the Company and the long-term interests of shareholders. In conducting this assessment, the committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the committee also determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ Marketplace Rules, applicable SEC rules and regulations and the advice of counsel, if necessary. The Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Nominating and Corporate Governance Committee has not rejected a timely director nominee from a shareholder or shareholders holding more than 5% of our voting stock.

At this time the Nominating and Corporate Governance Committee does not consider director candidates recommended by shareholders. The Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Company has adopted a formal process by which shareholders may communicate with the Board or any of its directors. Shareholders may communicate with the Board of Directors or its specific members by writing, sending an e-mail to investorrelations@peets.com or calling our Investor Relations representative at 510-594-2100. The Board will review all communication received at its regularly scheduled meetings. Additionally, all board members typically attend the Company’s Annual Meeting and will be available for questions or to receive comments from shareholders.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW

The Compensation Committee has responsibility for setting the overall compensation strategy for the Company and aligning it to the Company’s business goals. This includes determining the compensation of the Chief Executive Officer and other executive officers, overseeing the Company’s equity incentive plans and other benefit plans and ensuring that all of the Company’s compensation programs are fair, reasonable and competitive.

OBJECTIVES OF OUR COMPENSATION PROGRAM

Our executive compensation program is designed (i) to attract and retain outstanding executive officers capable of leading the Company to fulfillment of its business objectives, and (ii) to establish an appropriate link between executive compensation and achievement of the Company’s strategic and financial performance goals, including the enhancement of shareholder value. To that end, our compensation program is designed to offer competitive compensation opportunities that reward individual contributions as well as corporate performance, based on the following general principles:

•

Implementation of competitive pay practices, taking into account the pay practices of other peer companies (identified below) of comparable size, performance and stage of development with which the Company competes for talented executives;

•

Emphasis on pay-for-performance as a component of compensation through annual incentive programs designed to reward executives for achievement of annual corporate financial and strategic performance goals; and

•

Use of equity-based incentives designed to motivate executives to focus on long-term strategic objectives, to align the interests of management and the shareholders and to provide opportunities for management to share in the benefits that they achieve for the Company’s shareholders.

As the Company has evolved from a newly public company into a more established company with a proven track record, our compensation strategy has also evolved. Since our initial public offering in 2001 through 2006, our compensation strategy has focused on the attraction of key executive talent, which was primarily accomplished through the use of initial stock option grants provided as a part of each executive’s compensation package and bonus stock option grants made on an annual basis. Since 2006, we have shifted our compensation strategy to use both annual cash bonuses and smaller annual stock grants to promote retention and value creation. We believe that, going forward, a mix of both cash and stock will be more effective than stock alone to retain and motivate our executive team with a competitive total compensation package as they accomplish our annual and long-term business objectives.

ROLE OF EXECUTIVE OFFICERS IN COMPENSATION DECISIONS

The Board of Directors determines, in its sole discretion, the compensation and other terms of employment of the Chief Executive Officer, based on the Compensation Committee’s recommendation and evaluation of the Chief Executive Officer’s performance in light of relevant corporate performance goals and objectives. The Chief Executive Officer is not present for the discussion and does not participate in the decisions regarding his compensation.

The Chief Executive Officer prepares recommendations regarding the individual and corporate performance goals and objectives of the Company’s other officers, including the named executive officers. Additionally, the Chief Executive Officer recommends compensation and other terms of employment for these officers. The Compensation Committee reviews and considers these recommendations in its deliberations, taking into account the officer’s success in achieving his or her individual performance goals and objectives and the corporate performance goals and objectives deemed relevant to the officer as established by the Compensation Committee. The Chief Executive Officer may be present during these deliberations, but may not vote.

ELEMENTS OF EXECUTIVE COMPENSATION

Our executive compensation program consists of base salary, cash and equity incentive compensation based on achieving annual financial and strategic goals, and other benefits described below. For each executive officer, the cash and equity incentive compensation is based on his or her incentive target percentage, which is set by the Compensation Committee on an annual basis based on delivering a total compensation package that is competitive with a benchmark peer group. The Compensation Committee believes that the allocation of compensation between base salary and incentive compensation provides a balance of market competitiveness and alignment of the executive’s at-risk compensation with business performance and shareholder return.

Base Salary

Base salaries for executives were initially set in the key employment agreements between the executives and the Company. Initial base salaries were set based on the experience, skills, knowledge and responsibilities required of each executive officer, as well as competitive market conditions. These base salaries are subject to annual review and adjustment. The Compensation Committee evaluated 2006 executive performance at its March 2007 meeting and 2007 executive performance at its March 2008 meeting on the basis of a variety of factors, both individual and corporate, as well as level of responsibility, competitive factors and the Company’s internal policies regarding salary increases. The factors used in evaluating 2006 and 2007 executive performance to determine merit-based salary increases are discussed for each executive in the Executive Compensation Discussion section below. Merit-based salary increases for executives for 2007 and 2008 were, at 4% in aggregate, approximately the same on a percentage basis as merit-based salary increases received by the overall non-executive employee population.

Cash Incentive Compensation

For 2007, the Company established a cash incentive program for its executives by converting a portion of each executive’s incentive opportunity from stock options to cash. Generally, the cash incentive target represents 60% of the existing total incentive target value, with the other 40% granted as stock options (as discussed below under Equity Compensation). This 60/40 split of the existing incentive target is viewed by the Compensation Committee as an appropriate mix to deliver competitive cash and equity compensation without increasing overall compensation. In some instances, the Compensation Committee may elect an alternate mix if it deems appropriate, for example, to help with short term retention of an executive. The Company did not have a cash incentive program for its executives in 2006 or in any prior years since becoming public in 2001.

The cash incentive program is designed to reward achievement of certain company financial and business goals as set by the Compensation Committee each year based on financial performance and the strategic objectives of the Company. The goals for 2007 are identified and discussed in the Executive Compensation Discussion section and are the same for all executives to help reinforce and reward executive teamwork and execution.

Equity Compensation

Stock options under the Company’s stock option plans are used for executives to underscore the common interests of shareholders and management. Options are granted to executives to provide a continuing financial incentive to maximize long-term value to shareholders and to help make the executive’s total compensation opportunity competitive. In addition, because stock options generally become exercisable over a period of several years, options encourage executives to remain in the long-term employment of the Company.

The granting of stock options for executive officers, has generally taken two forms: initial grants, which are granted on a scheduled grant date following hire or promotion and typically have a four or five year vesting schedule, and annual grants. Prior to 2007, annual grants were 100% of incentive compensation and therefore had a seven-year vesting schedule that could be accelerated by the Board of Directors if the Company achieved predetermined annual performance objectives. Initial stock option grants are set based on the experience, skills, knowledge and responsibilities required of each executive officer, as well as competitive market conditions.

For 2007, the annual bonus option grants for those executive officers who received one was calculated based on 40% of the executive officer’s existing total incentive target multiplied by a factor of 2.5 that reflected the approximate accounting value of the Company’s stock options as follows:

Base Salary x Incentive Target Percent x 40% x 2.5 = Target face value of Stock Option Grant

For example:

$100,000 salary x 40% incentive target x 40% equity split x 2.5 = $40,000 face value. At a $25 share price, the target stock option grant would be 1,600 shares.

This new formula reflects the shift of 60% of each executive’s total incentive compensation into the cash incentive program with the remaining 40% as equity. With the shift to cash, the stock option vesting schedule was changed to four year vesting at 25% cliff per year, replacing the seven-year performance accelerated vesting schedule previously used for bonus option grants. The new four year vesting schedule is not subject to performance acceleration, in part because a significant portion of the total incentive is now annually determined in the cash incentive program and in part to maintain a retention element in equity compensation. Each executive’s incentive target percentage is determined based on delivering a total compensation package that is competitive with the benchmark peer companies described below.

Retirement and Other Benefits

The Company provides no special retirement benefits to its executives other than those received by all employees. The Chief Executive Officer is covered by Company paid long-term disability insurance as part of ensuring market competitiveness in his total compensation package. As with all its employees, after one year of employment, the Company matches 50 cents for every dollar deferred by an executive into the Company’s 401(k) plan up to 5% of eligible income.

The Company maintains an unfunded Deferred Compensation Plan (“DCP”) that allows certain employees, including the named executive officers, to defer receipt of their salary into cash accounts that mirror the gains and/or losses of several different investment funds selected by the Company. The Company does offer a fixed income investment option within the DCP, which provides a predetermined interest rate that is paid by the Company. In 2007, the rate was 5.37% determined from Moody’s Corporate Bond Index and the total amount of interest paid by the Company was $11,707 for the named executive officers.

Change of Control and Severance Benefits

Each of the named executive officers is covered by our Change of Control Option Acceleration Plan and our Key Employee Severance Plan as described below. Additionally, each named executive officer has an employment agreement described below. On December 31, 2007, the Company amended and restated its Change of Control Option Acceleration Plan to replace the plan’s “single trigger” acceleration of stock options with a “double trigger”. New stock option grants will now only accelerate after both a change of control and a qualifying termination have occurred. The Company and the Compensation Committee believe that each of these plans and employment agreements are standard executive compensation elements that protect employee and shareholder value by promoting stability and continuity on the executive team, and that the new “double trigger” represents good policy that balances executive job security with shareholder interests.

Perquisites

The Company offers a financial planning allowance to the Chief Executive Officer. In 2007, the Company incurred $12,750 for this perquisite. This benefit, as well as the long-term disability insurance policy discussed above, is viewed by the Company as an ongoing standard component to a competitive compensation package for its Chief Executive Officer.

EXECUTIVE COMPENSATION DISCUSSION

The Compensation Committee evaluates the total compensation of each executive to ensure that the three main objectives of our compensation program are being met.

Competitive Pay Practices

The Compensation Committee believes that in order to attract and retain outstanding executives, it must offer a competitive total compensation package. In defining “competitive”, the Compensation Committee looked at market median total compensation (50th percentile) of a peer group of similar companies and of geographically similar companies with whom the Company competes for all executive positions.

For 2007, the Company relied on its existing study used for the 2006 compensation review performed by Pearl Meyer and Partners in late 2005. The decision was made to forgo the expense of a new study since it was relatively current. The objectives of our executive compensation plans for 2007 were to maintain base salary competitiveness, improve total cash competitiveness, and maintain total direct compensation competitiveness within the overall pay-for-performance framework.

The study performed by Pearl Meyer and Partners included an executive compensation competitive assessment and long term incentive strategy review for use by the Compensation Committee in its 2006 executive compensation decisions. The study created a market composite using data from comparable positions in a peer group of ten companies closely aligned with our revenue size and market capitalization, as well as data from a broad group of size appropriate firms from Towers Perrin’s Executive Compensation Survey and Watson Wyatt’s Top Management Compensation Report. Companies in the peer group included: BJ’s Restaurants, Inc., Blue Nile, Inc., Build-A-Bear Workshop, Inc., California Pizza Kitchen, Inc., Cosi Inc., Design Within Reach, Inc., Hansen Natural Corporation, Panera Bread Company, Red Robin Gourmet Burgers, Inc., and The Boston Beer Company, Inc. The median revenue for this peer group was $199 million, the median market capitalization was $513 million, and each company was publicly traded and based in the United States. The competitive assessment indicated that our overall executive total compensation is at the 50th percentile of the market on average, with base salaries between the 50th and 75th percentile and total cash compensation between the 25th and 50th percentile.

For 2008, the Compensation Committee updated the existing peer group based on the following criteria:

•	Industry—the Compensation Committee considered our direct competitors, plus companies in the packaged foods and restaurant industries that have an identifiable brand;

•	Size—the Compensation Committee considered companies of similar size with annual revenue from $100 million to $1 billion and market capitalization from $200 million to $2 billion; and

•

Performance—the Compensation Committee considered companies with a profile of profitable growth that is similar to Peet’s as measured by revenue growth, earnings per share, and total shareholder return over the most recent three year period.

After identifying 44 companies matching its industry and revenue criteria, the Compensation Committee further refined the peer group to contain only companies with a similar performance profile as Peet’s over the most recent three years. The 12 companies meeting these criteria and used in our updated peer company benchmark are: Benihana, BJ’s Restaurants, Buffalo Wild Wings, California Pizza Kitchen, Caribou Coffee, Green Mountain Roasters, Hain Celestial Group, J&J Snack Foods, PF Chang’s China Bistro, Panera Bread, Red Robin Gourmet Burgers and Sonic Corporation. This list includes five companies from the 2005 peer group and seven new companies. Caribou Coffee did not meet all of the performance criteria but was kept on the list as a direct competitor. Starbucks, although in a substantially similar business, was removed from consideration due to its significantly larger size.

In addition to compensation data from these companies, the Compensation Committee considered published survey data using industry and geography cuts derived from Salary.com’s CompAnalyst tool (typically food manufacturing and retail industries in the San Francisco Bay Area). This survey data was used as a separate discreet reflection of market competitiveness and was not averaged or otherwise accumulated with the peer group data. When compared to geographic data, the executive officers total compensation for 2008 was generally between the 25th and 50th percentile of the market, with base salaries between the 50th and 75th percentile and total cash compensation at the 50th percentile, an improvement over 2007 that reflects the introduction of cash incentives in 2008. For 2008, annual equity compensation fell below the 25th percentile of the geographic market for all executive officers, reflecting the shift to cash incentives without additional equity grants. Data from the updated Peer companies was generally lower than comparable geographic data for jobs where both data sets exist and is discussed for each of those named executive officers below.

Emphasis on Pay-for-Performance

For 2007, the cash incentive compensation was based on achievement of one financial performance goal and two strategic goals: margin improvement and future growth. The cash incentive compensation was allocated equally to achievement of each of the three goals reflecting a shift to a greater emphasis on the strategic goals (as compared to 2006 where 40%, as opposed to 33%, of the incentive compensation was based on achievement of the financial goals). All executive officer cash bonuses were determined by company achievement of these goals unless otherwise noted below. The financial performance goal was evaluated based on 2007 diluted earnings per share according to the following table:

Earnings Per Share	Bonus Funded
$0.70	50.0%
$0.71	66.7%
$0.72	83.3%
$0.73	100.0%

Since 2007 actual diluted earnings per share was below $0.70, the named executive officers did not earn this portion of the bonus. Margin improvement was evaluated by the identification and in-store test of new programs designed to remove 1-2 points of cost from existing retail stores. The Compensation Committee determined that these programs were completed and authorized full funding for this portion of the bonus. Future growth was evaluated by the achievement of specific growth targets in the grocery distribution channel, development of a concept retail store, and the opening of 30 new retail stores. The Compensation Committee determined that these goals were all completed and authorized full funding for this portion of the bonus. Based on the attainment of the 2007 cash bonus goals as described, all executive officers participating in the executive incentive program earned 66.7% of his or her cash bonus target.

Use of Equity-Based Incentives

Despite the introduction of cash incentives to reward achievement of annual goals, the Compensation Committee strongly believes that stock options granted under the Company’s Equity Incentive Plan are an important tool for aligning executive and shareholder interests. The Company’s officers who participated in the executive incentive plan each received stock option grants in May 2007 designed to deliver value equal to 40% of his or her total incentive target. These options vest over four years, adding a long term retention element that balances the annual focus of the cash incentive. Additionally as noted below, the Compensation Committee approved an initial grant in 2007 for Ms. Bogeajis upon her hire.

Patrick J. O’Dea—Chief Executive Officer and President

In March 2007, the Compensation Committee reviewed a competitive assessment of Mr. O’Dea’s compensation along with the Company’s 2006 performance, including achievement of the established 2006 performance objectives. The financial performance incentive goals for 2006, weighted 40% of his overall performance, were:

1.	Sales growth of 20 - 23%

2.	Earnings Target: $0.80 to $0.83 per share excluding stock option expense

The non-financial goals, weighted 60% of his performance, focused on specific margin improvement and growth initiatives and consisted of opening a new roasting facility, implementing operations systems, creating concept designs for retail, and grocery expansion targets.

Based on this review, the Compensation Committee set Mr. O’Dea’s salary for 2007 at $520,000, representing a 4% increase from the prior year’s salary of $500,000 and placing him at approximately the 65th percentile of the existing peer group used to evaluate competitiveness at that time. In addition, because the established 2006 earnings performance goals were not achieved, the Compensation Committee decided not to accelerate vesting of the 28,165 2006 bonus stock options granted to Mr. O’Dea.

For 2007, the Compensation Committee kept Mr. O’Dea’s total incentive target at 66% of base salary, same as it was in 2006. Consistent with its strategy to introduce cash incentives, the Compensation Committee approved a cash bonus target of 40% for Mr. O’Dea, reflecting a 60% portion of his total 66% of base salary incentive target. In May 2007, the Compensation Committee granted Mr. O’Dea 12,700 stock options vesting over four years, representing the other 40% of his incentive target.

In February 2008, the Compensation Committee reviewed an updated competitive assessment of Mr. O’Dea’s compensation, including the new peer group data and geographic data, along with the Company’s 2007 performance and Mr. O’Dea’s achievement of the established 2007 performance objectives, which are identical to those described above in the section Emphasis on Pay for Performance on page 12. Based on its review, the Compensation Committee approved a 4.0% salary increase for Mr. O’Dea to $540,800 for 2008, kept Mr. O’Dea’s target incentive percentage for 2008 at 66% and approved a cash bonus payment to Mr. O’Dea of $136,062, representing 66.7% of his 2007 cash incentive target, which is the same funding percent applied to all participating executives as described above. The Compensation Committee believes the increase places Mr. O’Dea’s base salary between the 25th and 50th percentile of the updated peer group discussed above and between the 50th and 75th percentile of the geographic data described above. Mr. O’Dea’s total cash target (if he were to receive his full 40% target cash bonus) also falls between the 25th and 50th percentile of the peer group and is below the 25th percentile of the geographic data.

Thomas P. Cawley—Chief Financial Officer, Vice President, and Secretary

For 2007, the Compensation Committee met to evaluate the performance of Mr. Cawley, the results of which were used to determine his base salary compensation. Effective March 29, 2007, the Compensation Committee approved a 4.0% salary increase for Mr. Cawley to $401,274. The Compensation Committee believes that this placed his base salary above the 75th percentile of the market. For the same reasons discussed above for Mr. O’Dea, none of Mr. Cawley’s 2006 bonus option grants were accelerated.

For 2007, the Compensation Committee increased Mr. Cawley’s total incentive target from 40% to 45% of base salary based on its competitive analysis showing that the incentive portion of his total compensation was below the peer group median. Consistent with its strategy to introduce cash incentives, the Compensation Committee approved a cash bonus target of 27% for Mr. Cawley, reflecting a 60% portion of his total 45% of base salary incentive target. In May 2007, the Compensation Committee granted Mr. Cawley 6,900 stock options vesting over four years, representing the other 40% of his incentive target.

In February 2008, the Compensation Committee reviewed an updated competitive assessment of Mr. Cawley’s compensation, including the new peer group data and geographic data, along with the Company’s 2007 performance and Mr. Cawley’s achievement of the established 2007 performance objectives, which are identical to those described above in the section Emphasis on Pay for Performance on page 12. Based on its review, the Compensation Committee approved a 4.0% salary increase for Mr. Cawley to $417,325 for 2008, kept Mr. Cawley’s target incentive percentage for 2008 at 45%, and approved a cash bonus payment to Mr. Cawley of $71,588, representing 66.7% of his cash incentive target. The Compensation Committee believes the increase places Mr. Cawley’s base salary above the 90th percentile of the peer group, and between the 75th and 90th percentile of the geographic data described above. Mr. Cawley’s total cash target (if he were to receive his full 27% target cash bonus) falls between the 75th and 90th percentile of the peer group, and between the 50th and 75 th percentile of the geographic data.

Kay L. Bogeajis—Vice President, Retail Operations

Ms. Bogeajis was hired by the Company as the head of retail operations in October 2007 with a compensation package targeted at the 50th percentile of retail industry and San Francisco based geographic survey data. Her initial stock option grant of 50,000 shares, vesting over five years, was designed to attract and retain proven retail talent of her caliber while aligning her potential earnings from equity compensation with the Company’s shareholders. Consistent with its strategy to introduce cash incentives, the Compensation Committee approved a cash bonus target of 24% for Ms. Bogeajis, reflecting 60% of her total 40% of base salary incentive target, which is the same as other vice presidents in the Company.

In February 2008, the Compensation Committee reviewed a competitive assessment of Ms. Bogeajis’ compensation, including the new peer group data and geographic data, along with the Company’s 2007 performance and Ms. Bogeajis’ achievement of the established 2007 performance objectives, which are identical to those described above in the section Emphasis on Pay for Performance on page 12. Based on its review, the Compensation Committee approved a 6.0% salary increase for Ms. Bogeajis to $291,500 for 2008, kept Ms. Bogeajis’ target incentive percentage for 2008 at 40%, and approved a cash bonus payment to Ms. Bogeajis of $7,615, representing 66.7% of her pro-rated cash incentive target. The Compensation Committee believes the salary increase keeps Ms. Bogeajis’ base salary near the 50th percentile of the peer group, and helps move her salary closer to the 50th percentile of the geographic data described above. Ms. Bogeajis’ total cash target (if she were to receive her full 24% target cash bonus) falls above the 50th percentile of the peer group, and between the 25th and 50th percentile of the geographic data.

James E. Grimes—Vice President, Operations and Information Systems

In 2007, the Compensation Committee met to evaluate the performance of Mr. Grimes, the results of which were used to determine his base salary compensation for 2007. Effective March 29, 2007, the Compensation Committee approved a salary increase for Mr. Grimes to $280,800, representing an approximately 4.0% increase over his previous base salary as adjusted December 2006. For the same reasons discussed above for Mr. O’Dea, none of Mr. Grimes’ 2006 bonus option grants were accelerated.

In April 2007, the Compensation Committee approved a cash retention bonus for Mr. Grimes that replaced his participation in the executive incentive program, believing that it provided a better short-term retention incentive for Mr. Grimes. Mr. Grimes’ retention bonus calls for a cash payment equal to 40% of his eligible base salary during 2007 if he is employed by the Company on June 30, 2008. The value of Mr. Grimes’ retention bonus is based on the same 40% incentive target opportunity that is provided to other vice presidents in the Company. Mr. Grimes did not receive a stock option grant in May 2007 nor did he receive a cash bonus payment in February 2008.

In February 2008, the Compensation Committee reviewed an updated competitive assessment of Mr. Grimes’ compensation, along with Mr. Grimes’ achievement of the established 2007 performance objectives, which are identical to those described above in the section Emphasis on Pay for Performance on page 12. Based on its review, effective March 17, 2008, the Compensation Committee approved a 4.0% salary increase for Mr. Grimes to $292,032 and kept his target incentive percentage for 2008 at 40%. The Compensation Committee believes the increase places Mr. Grimes’ base salary between the 50th and 75th percentile of the geographic data described above.

TAX AND ACCOUNTING IMPLICATIONS

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits deductions for executive compensation in excess of $1 million except for certain compensation which qualifies for a performance-based exception. Certain types of compensation in excess of $1 million are deductible by the Company if performance criteria are specified in detail and are contingent on stockholder approval of the compensation arrangement. The Company and the Compensation Committee have endeavored to structure executive compensation plans to achieve maximum deductibility under Section 162(m) with minimal sacrifices of flexibility and impact on corporate objectives.

The Compensation Committee has structured the current use of stock option arrangements in a manner intended to achieve tax deductibility of such amounts. With respect to non-equity compensation arrangements, the Compensation Committee has reviewed the terms of those arrangements most likely to be subject to the deduction limitation of Section 162(m). Cash compensation paid to Peet’s named executive officers did not exceed the Section 162(m) thresholds in fiscal 2007.

While the Compensation Committee will continue to consider deductibility under Section 162(m) with respect to future compensation arrangements with executives, deductibility will not be the only factor used in ascertaining appropriate levels or modes of compensation. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is possible that the Compensation Committee may, if consistent with Peet’s “pay-for-performance” philosophy described above, enter into compensation arrangements in the future under which payments are not fully deductible under Section 162(m).

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. The Company believes it is operating in good faith compliance with the final regulations that were effective April 17, 2007. A more detailed discussion of the Company’s nonqualified deferred compensation arrangements is provided on page 21 under the heading Nonqualified Deferred Compensation.

Accounting for Stock-Based Compensation

Beginning on January 2, 2006, the Company began accounting for stock-based compensation including its 2000 Equity Incentive Plan and its 2000 Non-Employee Director Plan in accordance with the requirements of SFAS 123(R).

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Hilary Billings, Chair

Michael Linton

Elizabeth Sartain

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 30, 2007.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,579,363	(1)	$21.36	2,071,583	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	2,579,363		$21.36	2,071,583

(1)	Includes the following:

•	2,179,203 shares of the Company’s common stock to be issued upon exercise of outstanding stock options granted under the 2000 Equity Incentive Plan;

•	352,525 shares of the Company’s common stock to be issued upon exercise of outstanding stock options granted under the 2000 Non-Employee Director Plan;

•	47,635 shares of the Company’s common stock to be issued upon exercise of outstanding stock options granted under the 1997 Equity Incentive Plan

(2)	Includes the following:

•	946,321 shares of the Company’s common stock available for issuance under the 2000 Equity Incentive Plan;

•	153,100 shares of the Company’s common stock available for issuance under the 2000 Non-Employee Director Plan;

•	972,162 shares of the Company’s common stock available for issuance under the Employee Stock Purchase Plan

STOCK OPTION GRANTS AND EXERCISES

Prior to the completion of the initial public offering, the Company granted options to its executive officers under its 1993 Stock Option Plan, 1994 California Stock Option Plan and 1997 Equity Incentive Plan. Effective upon the completion of the initial public offering, the Board adopted the 2000 Equity Incentive Plan. As of December 30, 2007, options to purchase a total of 2,579,363 shares were outstanding under all of the Company’s plans and options to purchase 946,321 and 153,100 shares remain available for grant under the 2000 Equity Incentive Plan and 2000 Non-Employee Director Plan, respectively. Although no further options will be granted under the 1997 Equity Incentive Plan, options currently outstanding under this plan will continue in effect under the terms of this plan until such outstanding options are exercised or terminated in accordance with their terms. There are no outstanding options under the 1993 Stock Option Plan and the 1994 California Stock Option Plan.

Total options granted to employees during 2007 were 260,132, or 1.9% of common stock outstanding as of December 30, 2007.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, at December 30, 2007, the Compensation Committee consisted of Ms. Billings, Ms. Sartain and Mr. Linton and during the year included Mr. Jesse. In fiscal 2007, there were no interlocks or insider participation by member of the Compensation Committee.

SUMMARY COMPENSATION TABLE

The following table shows for 2007 and 2006, compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer and its other three most highly compensated executive officers at December 30, 2007, referred to as the “named executive officers.”

(a)	(b)	(c)		(d)		(e)		(f)		(g)		(h)		(i)		(j)
Name and Principal Position	Year	Salary ($)		Bonus ($) (1)		Stock Awards ($)		Option Awards ($) (2)		Non-Equity Incentive Plan Compensation ($) (3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($) (4)		Total ($)
Patrick J. O’Dea (5) Chief Executive Officer and President	2007 2006	$ $	515,386 493,479	$ $	— —	$ $	— —	$ $	25,492 466,779	$ $	136,062 —	$ $	— —	$ $	32,093 29,767	$ $	709,033 990,025

Thomas P. Cawley Vice President, Chief Financial Officer, and Secretary	2007 2006	$ $	397,712 380,801	$ $	— —	$ $	— —	$ $	191,463 445,468	$ $	71,588 —	$ $	— —	$ $	10,895 9,656	$ $	671,658 835,925

James E. Grimes Vice President, Operations and Information Systems	2007 2006	$ $	277,555 227,863	$ $	74,015 —	$ $	— —	$ $	— 167,912	$ $	— —	$ $	— —	$ $	7,597 5,899	$ $	359,167 401,674

Kay L. Bogeajis (6) Vice President, Retail Operations	2007		$47,596		$—		$—		$13,245		$7,615		$—		$1,538		$69,994

(1)	The amount in column (d) reflects a retention bonus payable to Mr. Grimes as of December 30, 2007 in lieu of participation in the Company’s cash incentive program as more fully described under Mr. Grimes’ Executive Compensation Discussion. The amount will not be payable unless he is employed by the Company on June 30, 2008.
(2)	The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 30, 2007 and December 31, 2006, in accordance with SFAS 123(R) of awards pursuant to the Stock Option Program and thus include amounts from awards granted in and prior to 2007 and 2006. Assumptions used in the calculation of this amount are included in Note 1 to the Company’s audited financial statements for the fiscal years ended December 30, 2007 and December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2008 and April 3, 2007, respectively. The forfeiture rates were assumed at zero.
(3)	The amounts in column (g) reflect amounts payable under a cash incentive program for executives. Amounts listed were earned and payable as of December 30, 2007 but were not paid until February 2008. The cash incentive program is more fully described under Compensation Discussion and Analysis—Elements of Executive Compensation.
(4)	Amounts include matching contributions made under the Company’s Section 401(k) plan (which is more fully described below in the table under the heading, All Other Compensation).
(5)	For Mr. O’Dea in 2007, the amount in column (i) also includes $12,750 in financial planning services provided by a third party, $6,834 in long term disability insurance and $6,734 in health benefit premiums. For Mr. O’Dea in 2006, the amount also includes $12,500 in financial planning services provided by a third party, $5,308 in long term disability insurance and $6,734 in health benefit premiums.
(6)	Ms. Bogeajis started her employment effective October 22, 2007. For Ms. Bogeajis in 2007, the amount in column (i) represents a car allowance.

ALL OTHER COMPENSATION

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name	Year	Perquisites and Other Personal Benefits ($)	Tax Reimbursements ($)	Insurance Premiums ($)	Company Contributions to Retirement and 401(k) Plans ($)	Severance Payments / Accruals ($)	Change in Control Payments / Accruals ($)	Total ($)
Patrick J. O’Dea	2007	$12,750	$—	$13,568	$5,775	$—	$—	$32,093
	2006	$12,500	$—	$12,042	$5,225	$—	$—	$29,767
Thomas P. Cawley	2007	$—	$—	$5,720	$5,175	$—	$—	$10,895
	2006	$—	$—	$4,706	$4,950	$—	$—	$9,656
James E. Grimes	2006	$—	$—	$2,548	$5,049	$—	$—	$7,597
	2006	$—	$—	$1,534	$4,365	$—	$—	$5,899
Kay L. Bogeajis	2007	$1,538	$—	$—	$—	$—	$—	$1,538

GRANTS OF PLAN BASED AWARDS

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($/Sh) (2)	Grant Date Fair Value of Stock and Option Awards ($/Sh)

		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Patrick J. O’Dea	5/23/2007	$—	$—	$—	—	—	—	—	12,700	$26.50	$10.72
Thomas P. Cawley	5/23/2007	$—	$—	$—	—	—	—	—	6,900	$26.50	$10.72
James E. Grimes		$—	$—	$—	—	—	—	—	—	—	—
Kay L. Bogeajis (3)	11/15/2007	$—	$—	$—	—	—	—	—	50,000	$28.41	$10.77

(1)	Options granted to Messrs. O’Dea and Cawley during 2007 were non-statutory stock options granted pursuant to the Company’s 2000 Equity Incentive Plan. The options will vest in equal annual installments over four years.
(2)	The exercise price per share of each option was equal to the fair market value of the Common Stock on the date of grant.
(3)	Options granted to Ms. Bogeajis during 2007 were non-statutory stock options granted pursuant to the Company’s 2000 Equity Incentive Plan. The options will vest twenty percent (20%) on the first anniversary of the grant date and the remaining shares vesting monthly over the subsequent four years.

PENSION BENEFITS

The Company provides no pension plan to their employees.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
		Option Awards					Stock Awards
Name		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
		Exercisable	Unexercisable
Patrick J. O’Dea	(a)	20,045	—	—	$15.49	5/29/2012	—	—	—	—
	(a)	274,180	—	—	$15.49	5/29/2012	—	—	—	—
	(b)	300,000	—	—	$15.49	5/29/2012	—	—	—	—
	(c)	50,000	—	—	$12.98	2/10/2013	—	—	—	—
	(c)	39,339	—	—	$22.84	5/27/2014	—	—	—	—
	(c)	23,837	2,648	—	$26.48	5/17/2015	—	—	—	—
	(c)	—	28,165	—	$28.91	4/10/2016	—	—	—	—
	(d)	—	12,700	—	$26.50	5/23/2017	—	—	—	—

Thomas P. Cawley	(a)	190,000	—	—	$17.47	7/1/2013	—	—	—	—
	(c)	18,382	—	—	$22.84	5/27/2014	—	—	—	—
	(c)	13,624	—	—	$26.48	5/17/2015	—	—	—	—
	(c)	—	13,172	—	$28.91	4/10/2016	—	—	—	—
	(d)	—	6,900	—	$26.50	5/23/017	—	—	—	—

James E. Grimes	(c)	4,259	—	—	$22.84	5/27/2014	—	—	—	—
	(c)	8,051	—	—	$26.48	5/17/2015	—	—	—	—
	(c)	—	7,882	—	$28.91	4/10/2016	—	—	—	—

Kay L. Bogeajis	(e)	—	50,000	—	$28.41	11/15/2017	—	—	—	—

Option grants are subject to the following vest schedules:

a.	Options were granted with twenty-five percent (25%) of the shares represented by each such grant vesting on the first anniversary of the grant date and the remaining shares vesting monthly over the subsequent three years; provided the grantee continues to be employed by the Company.
b.	Mr. O’Dea received options to purchase shares at an exercise price of $15.49 per share subject to a seven year vesting schedule to become fully vested on December 31, 2008. The vesting of the Performance-based Options were accelerated in 2005 based upon pre-determined criteria as outlined in the Key Employment Agreement between Mr. O’Dea and the Company.
c.	Options were granted with a seven year vesting schedule subject to acceleration based upon pre-determined performance goals.
d.	Options were granted with a four year vesting schedule, vesting in equal annual installments over four years.
e.	Options were granted with twenty percent (20%) of the shares vesting on the first anniversary of the grant date and the remaining shares vesting monthly over the subsequent four years.

OPTIONS EXERCISED AND STOCK VESTED

(a)	(b)	( c)	(d)	(e)
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Patrick J. O’Dea	—	—	—	—
Thomas P. Cawley	—	—	—	—
James E. Grimes	30,000	$271,629	—	—
Kay L. Bogeajis	—	—	—	—

NONQUALIFIED DEFERRED COMPENSATION

The Company maintains a Deferred Compensation Plan (“DCP”) that allows certain employees, including the named executive officers, to defer receipt of their salary into cash accounts that mirror the gains and/or losses of several different investment funds selected by the Company. Participants may defer up to 75% of salary and up to 100% of bonuses and/or commissions until the date(s) they have specified. The Company is not required to make any contributions to the DCP and did not in 2007. The Company does offer a fixed income investment option within the DCP, which provides a predetermined interest rate that is paid by the Company. In 2007, the rate was 5.37% determined from Moody’s Corporate Bond Index and the total amount of interest paid by the Company was $11,707 for the named executive officers.

The DCP is not funded by the Company, and participants have an unsecured contractual commitment by the Company to pay the amounts due under the DCP. When such payments are due, the cash will be distributed from the Company’s general assets.

In addition to distributions made upon the fixed payment dates selected by participants, the DCP allows for distributions to be made: (i) immediately upon request by a participant subject to approval by the Company and a 10% penalty, (ii) in the event a participant suffers certain hardships (financial hardship resulting from illness or accident and loss of property due to casualty), (iii) in the event the participant’s employment is terminated, and (iv) to the participant’s designated beneficiary in the event of the participant’s death.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($) (3)
Patrick J. O’Dea	$47,154	$—	$8,372	$—	$122,879
Thomas P. Cawley	$23,863	$—	$7,970	$—	$165,181
James E. Grimes	$53,200	$—	$5,222	$—	$141,923
Kay L. Bogeajis	$—	$—	$—	$—	$—

(1)	Executive contribution amounts are included within the executives’ salary listed in the Summary Compensation Table, column (c), above on page 18.
(2)	These amounts are not included within the executives’ compensation listed in the Summary Compensation Table, above, on page 18.
(3)	The balance in column (f) include executive contributions made prior to fiscal year 2007 as follows: $62,856 for Mr. O’Dea, $130,000 for Mr. Cawley, and $90,000 for Mr. Grimes.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The following table shows the potential payments upon termination or a change of control of the Company for the named executive officers.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason	After Change in Control Termination w/o Cause or for Good Reason	Voluntary Termination	Death	Disability	Change in Control
Patrick J. O’Dea	Stock Options (1)	$9,386,042	$9,442,664	cease vesting	N/A	N/A	$9,442,664
	Outplacement program (2)	up to $10,000	up to $10,000	$—	N/A	N/A	N/A
	Severance pay (3)	$736,667	$1,040,000	$—	$—	$—	$—
	Plan Benefits (4)	$16,831	$23,761	$—	N/A	N/A	$—
	Parachute excise taxes (5)	yes	yes	$—	$—	$—	$—
	Pro-rata bonus (6)	$208,000	$208,000	$—	$—	$—	$—
	Life insurance coverage (7)	$240	$240	$—	$—	$—	$—
	Disability insurance coverage (8)	$13,702	$13,702	$—	$—	$—	$—

Thomas P. Cawley	Stock Options (1)	$2,418,188	$2,443,849	cease vesting	N/A	N/A	$2,443,849
	Outplacement program (2)	up to $10,000	up to $10,000	$—	N/A	N/A	N/A
	Severance pay (3)	$334,395	$401,274	$—	$—	$—	$—
	Plan Benefits (4)	$9,900	$11,880	$—	N/A	N/A	$—
	Parachute excise taxes (5)	yes	yes	$—	$—	$—	$—
	Pro-rata bonus (6)	$108,344	$108,344	$—	$—	$—	$—
	Life insurance coverage (7)	$60	$60	$—	$—	$—	$—
	Disability insurance coverage (8)	$—	$—	$—	$—	$—	$—

James E. Grimes	Stock Options (1)	$50,956	$54,502	cease vesting	N/A	N/A	$54,502
	Outplacement program (2)	up to $10,000	up to $10,000	$—	N/A	N/A	N/A
	Severance pay (3)	$257,400	$280,800	$—	$—	$—	$—
	Plan Benefits (4)	$6,977	$7,611	$—	N/A	N/A	$—
	Parachute excise taxes (5)	yes	yes	$—	$—	$—	$—
	Pro-rata bonus (6)	$74,015	$74,015	$—	$—	$—	$—
	Life insurance coverage (7)	$60	$60	$—	$—	$—	$—
	Disability insurance coverage (8)	$—	$—	$—	$—	$—	$—

Kay L. Bogeajis	Stock Options (1)	$—	$47,500	cease vesting	N/A	N/A	$47,500
	Outplacement program (2)	up to $10,000	up to $10,000	$—	N/A	N/A	N/A
	Severance pay (3)	$137,500	$275,000	$—	$—	$—	$—
	Plan Benefits (4)	$2,114	$4,228	$—	N/A	N/A	$—
	Parachute excise taxes (5)	yes	yes	$—	$—	$—	$—
	Pro-rata bonus (6)	$11,417	$11,417	$—	$—	$—	$—
	Life insurance coverage (7)	$60	$60	$—	$—	$—	$—
	Disability insurance coverage (8)	$—	$—	$—	$—	$—	$—

(1)	In the event of a termination without cause or for good reason, stock options will cease to vest. The amount reflects the value of options vested as of December 30, 2007. In the event of a change of control, options would become fully vested. The amount reflects the value of all outstanding options as of December 30, 2007.
(2)	In the event of a termination without cause or for good reason, the Company provides for the named executive officer to participate in an outplacement program for up to 6 months, at a cost not to exceed $10,000; provided, however, that the provider of such outplacement program be reasonably acceptable to the Company and the named executive officer must provide to the Company adequate proof of the expense incurred.
(3)	Reflects payments under the Key Employment Severance Plan. Mr. O’Dea would receive severance pay equal to 1 year of pay plus 1 month of pay for each year of employment with the Company, prorated at the discretion of the Company, provided that the maximum amount received shall be 2 years of pay. In the event of a change of control termination, Mr. O’Dea would receive severance pay equal to 2 years of pay. Messrs. Cawley and Grimes and Ms. Bogeajis would receive severance pay in an amount equal to 6 months of pay plus 1 month of pay for each year of employment with the Company, prorated at the discretion of the Company, provided that the maximum amount received shall be 2 years of pay. In the event of a change of control termination, Messrs. Cawley and Grimes and Ms. Bogeajis would receive severance pay equal to 1 year of pay.
(4)	If the named executive officer elects COBRA coverage, the Company will pay the same amount for each applicable sub-category of coverage as the Company paid for such sub-category for the named executive officer before their termination for the duration of their severance pay stated above at (3). The Company’s payment obligations include the payment of dependent coverage if the named executive officer maintained dependent coverage prior to termination.
(5)	Under the terms of the Key Employee Severance Plan, the Company is required pay an excise tax gross-up to its executive officers for “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended.
(6)	Named executive officers are entitled to pro rata bonus payments, if any, under the Key Employee Severance Plan.
(7)	Life insurance coverage provided to the named executive officer prior to termination shall be continued at the Company’s expense for 2 years for Mr. O’Dea and 6 months for Messrs. Cawley, Grimes and Bogeajis after the termination date.
(8)	Disability insurance coverage provided to the named executive officer prior to termination shall be continued at the Company’s expense for 2 years after the termination date.

CHANGE OF CONTROL OPTION ACCELERATION PLAN

In November 1998, the Company established the Change of Control Option Acceleration Plan. On December 31, 2007, the Company amended and restated its Change of Control Option Acceleration Plan to replace the plan’s “single trigger” acceleration of stock options with a “double trigger”. Stock options granted after December 31, 2007 will now only accelerate after both a change of control and a qualifying termination have occurred. For options granted before December 31, 2007, employees have the right to exercise their options immediately before a change of control, and, to the extent such options are not exercised before the change of control, if any surviving or acquiring corporation assumes or substitutes such options, then such assumed or substituted options shall be fully vested on and after the change of control.

KEY EMPLOYEE SEVERANCE PLAN

Also in December 2007, the Company amended and restated the Key Employee Severance Benefit Plan, originally adopted in November 1998, to provide for the payment of severance benefits to all employees holding the position of vice president and above, and any other individual designated as an eligible employee under a Key Employee Agreement. Under the plan, if the employee’s employment, within 12 months after a change of control, is involuntarily terminated without cause or voluntarily terminated for good reason (a “change of control termination”), the executive would receive 1 year of pay, their pro rata Bonus if one applies, and the President and Chief Executive Officer will receive 2 years of pay.

Additionally, if the employee’s employment is involuntarily terminated without cause at any other time, the employee would receive severance payments based upon the terms of each employee’s respective employment agreement. The President and Chief Executive Officer would receive 12 months pay plus 1 month of pay for every year of service up to a 2 year maximum. The other executives would receive 6 months pay plus 1 month of pay for every year of service with a 2 year maximum.

EMPLOYMENT AGREEMENTS

The Company has entered into key employee agreements with Messrs. O’Dea, Cawley and Grimes. Salaries in these agreements are subject to annual adjustment at the discretion of the Compensation Committee of the Board of Directors. The key employee agreements provide that the vesting of options to purchase Common Stock of the Company ceases as of the date of termination of employment for all terminations except for those covered under the Change in Control Option Acceleration Plan. Under the key employee agreements, all executives also are entitled to receive benefits to the extent provided under the Key Employee Severance Benefit Plan and the Change of Control Option Acceleration Plan.

DIRECTOR COMPENSATION

Each non-employee director receives a $10,000 annual retainer and an additional $5,000 annual retainer for committee membership or $7,500 annual retainer for committee chairmanship for a maximum annual retainer of $17,500. Directors serving on a special committee to oversee the Company’s voluntary investigation of stock option granting practices appointed by the Board of Directors in 2006 each received an additional $10,000 in 2007. For 2007, the total cash compensation paid to non-employee directors was $135,000. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy. In March 2008, the Board approved a change in director compensation, effective May 21, 2008, such that each non-employee director will receive a $25,000 annual retainer and an additional $5,000 annual retainer for each committee membership or $7,500 annual retainer for the chairmanship of the Compensation or Nominating and Corporate Governance Committee or $10,000 for the chairmanship of the Audit Committee. The Chairman of the Board of Directors will also receive an additional $10,000 annual retainer.

2000 NON-EMPLOYEE DIRECTOR PLAN

The Board adopted a 2000 Non-Employee Director Plan effective upon the completion of the Company’s initial public offering of its Common Stock. The shareholders approved the plan on November 17, 2000. The plan provides for the automatic grant of nonstatutory stock options to purchase shares of Common Stock to the Company’s non-employee directors. The aggregate number of shares of Common Stock that may be issued pursuant to these options under the plan is 450,000 shares.

The Board of Directors administers the plan. Options granted to non-employee directors will generally be subject to the following terms:

•	The exercise price of options granted will be equal to the fair market value of the Common Stock on the date of grant;

•	The options will have a term of no more than ten years from the date they are granted;

•

Options granted are not transferable other than by will, gift, or by the laws of descent and distribution and are exercisable during the life of the optionee only by the optionee or permitted transfers as provided in the option agreement;

•	An optionee may designate a beneficiary who may exercise the option following the optionee’s death; and

•

An optionee whose service relationship with the Company or any affiliate (whether as a non-employee director of the Company or subsequently as an employee, director or consultant of either the Company or an affiliate) ceases for any reason may exercise vested options for the term provided in the option agreement (3 months generally, 12 or 18 months in the event of disability or death).

The plan, as amended in March 2004, March 2005, March 2007 allows for any individual who becomes a non-employee director for the first time to automatically receive an initial grant to purchase 17,500 shares of Common Stock upon being elected to the Board of Directors. On the day following each annual meeting of the

Company’s shareholders, any person who is then a non-employee director automatically receives an annual grant to purchase 7,500 shares of Common Stock. Initial grants vest over a period of three years from their date of grant. Annual grants vest monthly over twelve months from the date of grant. During 2007, the Company granted 73,750 options to Directors in accordance with this plan. The plan was amended and restated in March 2008 to reduce the initial stock option grant from 17,500 to 15,000 and the annual grant from 7,500 to 5,000 stock options and to clarify the vesting period of the annual stock option grants.

DIRECTOR COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
Gerald Baldwin	$11,250	$—	$79,757	$—	$—	$—	$91,007
Hillary Billings	$17,500	$—	$79,757	$—	$—	$—	$97,257
Gordon Bowker	$17,500	$—	$79,757	$—	$—	$—	$97,257
David Deno	$16,250	$—	$142,485	$—	$—	$10,000	$168,735
H. William Jesse Jr	$16,250	$—	$79,757	$—	$—	$—	$96,007
Michael Linton	$15,000	$—	$133,379	$—	$—	$10,000	$158,379
Elizabeth Sartain (2)	$3,750	$—	$15,791	$—	$—	$—	$19,541
Jean-Michel Valette	$17,500	$—	$79,757	$—	$—	$—	$97,257

(1)	Patrick J. O’Dea, the Company’s President and Chief Financial Officer, is not included in this table as he is an employee of the Company and thus receives no compensation for his services as a Director. Mr. O’Dea’s compensation is shown in the Summary Compensation Table on page 18.
(2)	Elizabeth Sartain joined the Board of Directors effective October 24, 2007.
(3)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 30, 2007 in accordance with SFAS 123(R), and thus includes amounts from awards granted in and prior to 2007. The forfeiture rates were assumed to be zero. As of December 30, 2007, each Director has the following number of unexercised options outstanding: Gerald Baldwin: 50,000; Hillary Billings: 80,000; Gordon Bowker: 70,000; David Deno: 30,625; H. William Jesse Jr.: 30,000; Michael Linton: 40,650; Elizabeth Sartain: 21,250; and Jean-Michel Valette: 30,000.
(4)	Reflects payments made to David Deno and Michael Linton for compensation for service on the Special Options Review Committee.

DIRECTOR STOCK OWNERSHIP GUIDELINES

In March 2008, the Company adopted stock ownership guidelines for non-employee directors of the Company. Under these guidelines, non-employee directors are encouraged to own shares of Common Stock having a value equal to three times the annual cash retainer paid by the Company to its non-employee directors, which will be $25,000 effective May 21, 2008. The ownership guidelines propose that current non-employee directors achieve such stock position within four years after the date of the adoption of the guidelines and that future non-employee directors achieve such ownership position within four years after the date of their election to the Board.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s Common Stock as of February 15, 2008 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; and (iii) all executive officers and directors of the Company as a group. Information for all those known by the Company to be beneficial owners of more than five percent of its Common Stock, as stated on Schedules 13D or 13G filed by such beneficial owners, is also included.

Beneficial ownership is determined in accordance with the rules of the SEC which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes shares of Common Stock issuable pursuant to the exercise of stock options or warrants that are immediately exercisable or exercisable within 60 days of February 15, 2008. These shares are deemed to be outstanding and to be beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. Information with respect to beneficial ownership has been furnished by each director, executive officer or five percent or more shareholder, as the case may be. Except as otherwise noted below, the address for each person listed on the table is c/o Peet’s Coffee & Tea, Inc., 1400 Park Avenue, Emeryville, California 94608-3520. Applicable percentages are based on 13,954,772 shares outstanding on February 15, 2008, adjusted as required by the rules promulgated by the SEC.

Principal Shareholders Table

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Beneficial Ownership
Directors and Executive Officers:
Patrick J. O’Dea (1)	754,221	5.4
Thomas P. Cawley (2)	226,075	1.6
Gerald Baldwin (3)	98,750	*
Gordon A. Bowker (4)	94,893	*
Jean-Michel Valette (5)	93,750	*
Hilary Billings (6)	78,750	*
David Deno (7)	56,860	*
Michael Linton (8)	40,650	*
H. William Jesse, Jr (9)	28,750	*
James E. Grimes (10)	18,082	*
Elizabeth Sartain (11)	3,992	*
Kay Bogeajis (12)	0	*
All directors and executive officers as a group (12 persons) (13)	1,494,773	10.7

5% Shareholders (14):
Palo Alto Investors, LLC (15) 470 University Avenue Palo Alto, CA 94301	1,683,275	12.1

Morgan Stanley (16) 1585 Broadway New York, NY 10036	1,214,730	8.7

Wasatch Advisors Inc (17) 150 Social Hall Avenue Salt Lake City, UT 84111	1,181,655	8.5

Baron Capital Group, Inc. (18) 767 Fifth Avenue New York, NY 10153	1,155,440	8.3

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Beneficial Ownership
Capital World Investors (19) 333 South Hope Street Los Angeles, CA 90071	1,015,000	7.3

Barclays Global Investors (Deutschland) AG (20) Apianstrasse 6 D-85774 Unterfohring, Germany	804,055	5.8

Next Century Growth Investors, LLC (21) 5500 Wayzata Blvd. Suite 1275 Minneapolis, MN 55416	723,924	5.2

*	Less than 1%.
(1)	Includes 707,401 shares issuable upon the exercise of vested stock options.
(2)	Includes 222,006 shares issuable upon the exercise of vested stock options.
(3)	Includes 48,750 shares issuable upon the exercise of vested stock options. Includes 50,000 shares pledged by Mr. Baldwin as security for a line of credit with Merrill Lynch.
(4)	Includes 68,750 shares issuable upon the exercise of vested stock options.
(5)	Includes 28,750 shares issuable upon the exercise of vested stock options.
(6)	Represents 78,750 shares issuable upon the exercise of vested stock options.
(7)	Includes 21,110 shares issuable upon the exercise of vested stock options.
(8)	Includes 39,400 shares issuable upon the exercise of vested stock options.
(9)	Represents 28,750 shares issuable upon the exercise of vested stock options.
(10)	Includes 12,310 shares issuable upon the exercise of vested stock options.
(11)	Represents 3,992 shares issuable upon the exercise of vested stock options.
(12)	No shares are issuable upon the exercise of vested stock options within 60 days of February 15, 2008.
(13)	See footnotes (1) through (12) above, as applicable.
(14)	Information with respect to each beneficial owner of 5% or more of a class of the Company’s Common Stock is based on Schedules 13D or 13G filed by such beneficial owners with the SEC for the 2007 calendar year.
(15)	The number of shares for Palo Alto Investors, LLC (“PAI”) are also deemed beneficially owned by Palo Alto Investors and William Leland Edwards. The number of shares includes 1,094,186 shares owned by Palo Alto Small Cap Fund, L.P (“Fund”) and 1,180,352 shares owned by Palo Alto Small Cap Master Fund, L.P. (“Master Fund”). PAI is a general partner and investment advisor of investment limited partnerships and the investment advisor to other investment funds. Palo Alto Investors is the manager of PAI. William Leland Edwards is the controlling shareholder and President of Palo Alto Investors and the President of PAI. The Fund holds shares of the stock indirectly as a Limited Partner of the Master Fund.
(16)	The number of shares for Morgan Stanley includes 1,141,862 shares held by Morgan Stanley Investment Management, Inc., a wholly owned subsidiary of Morgan Stanley. The shares listed above are indirectly beneficially owned by Morgan Stanley. 304,196 shares were beneficially owned by Morgan Stanley and 285,926 shares were beneficially owned by Morgan Stanley Investment Management, Inc.
(17)	Wasatch Advisors, Inc is the beneficial owner and has sole dispositive power.
(18)	The number of shares for Baron Capital Group, Inc. (“BCG”) include 1,041,600 shares owned by BAMCO, Inc., 113,840 shares owned by Baron Capital Management, Inc., and 700,000 shares owned by Baron Growth Fund. Ronald Baron owns a controlling interest in BCG.
(19)	Capital World Investors is deemed to be the beneficial owner of the shares listed above as a result of Capital Research and Management Company (CRMC) acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940.
(20)	The number of shares for Barclays Global Investors includes 411,040 shares owned by Barclays Global Investors, NA., 380,288 shares owned by Barclays Global Fund Advisors, and 12,727 shares owned by Barclays Global Investors, LTD. The shares are held by Barclays Global Investors (Deutschland) AG in trust accounts.
(21)	The shares for Next Century Growth Investors, LLC are also deemed beneficially owned by Thomas L. Press and Donald M. Longlet. Thomas L. Press serves as Director, Chairman and Chief Executive Officer of Next Century Growth Investors, LLC. Donald M. Longlet serves as Director and President of Next Century Growth Investors, LLC. Mr. Press owns in excess of 25% of Next Century Growth Investors, LLC and is a controlling person of Next Century Growth Investors.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 28, 2008 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. Deloitte & Touche LLP has audited the Company’s financial statements since 1996. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Shareholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is not required by the Company’s Amended and Restated Bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP. For purposes of this vote, abstentions and broker non-votes will not be counted in determining whether this matter has been approved. Shares represented by executed proxies will be voted, if no abstention or vote against is marked, for the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

AUDIT FEES.    For the fiscal years ended December 30, 2007 and December 31, 2006, the aggregate fees billed by Deloitte & Touche LLP for the audit of the Company’s financial statements and internal control over financial reporting for such fiscal years and for the review of the Company’s interim financial statements were $677,000 and $1,261,000, respectively. The 2006 fees included the additional fees associated with the restatement of our historical financial statements resulting from our stock option granting practices review. There were no hours incurred on the audit that were not performed by full-time employees of Deloitte & Touche LLP.

AUDIT-RELATED FEES.    There were no audit-related services or fees incurred in 2007 or 2006.

TAX FEES.    For the fiscal year ended December 30, 2007, the aggregate fees billed by Deloitte & Touche LLP were $5,000 for services associated with a routine audit by the Internal Revenue Service of the Company’s 2002 tax filings. For the fiscal year ended December 31, 2006, the aggregate fees billed by Deloitte & Touche LLP were $20,000 for services associated with a routine audit by the Internal Revenue Service of the Company’s 2004 tax filings. Certain other related tax services were performed by a firm other than the Company’s independent registered public accounting firm during 2007 and 2006.

ALL OTHER FEES.    During the fiscal years ended December 30, 2007 and December 31, 2006, Deloitte & Touche LLP did not render or bill for any other professional services other than those described above under Audit Fees, Audit-Related Fees, and Tax Fees.

The Audit Committee has adopted a policy for the pre-approval of audit and non-audit services rendered by Deloitte & Touche LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. All fees incurred were pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS*

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon.

In this context, the Committee has met and held discussions with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Committee discussed with the Deloitte & Touche LLP matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With House Charged with Governance).

In addition, the Committee has discussed separately with Deloitte & Touche LLP, the auditors’ independence from the Company and its management, including the matters in the written disclosures and the letter from the auditors required by the Independence Standards Board Standard No. 1 (Independence Discussion With Audit Committees).

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board approved the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2007, filed with the SEC on March 14, 2008. The Committee and the Board also have recommended, subject to shareholder approval, the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

THE AUDIT COMMITTEE

David Deno, Chair

H. William Jesse, Jr.

Jean-Michel Valette

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 30, 2007, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except one Form 4 covering one transaction was filed late by Mr. Baldwin.

CERTAIN TRANSACTIONS

The Company has entered into indemnity agreements with certain officers and directors. These agreements, among other things, provide for indemnification of the Company’s directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person’s services as a director or executive officer or at the Company’s request to the full extent permitted by Washington law. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

POLICES AND PROCEDURES

Our Audit Committee is responsible for reviewing and approving, in advance, all related party transactions. Related parties include any of our directors or executive officers, certain of our shareholders and their immediate family members. This obligation is set forth in writing in the Audit Committee charter. A copy of the Audit Committee charter is available on our website at www.peets.com. To identify related party transactions, each year, we submit and require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the executive officer or director or their family members have an interest. In addition, our Code of Ethics establishes the corporate standards of behavior for all our employees, officers, and directors. The Code of Ethics is available on our website at www.peets.com. Our Code of Ethics requires any person who becomes aware of any departure from the standards in our Code of Ethics to report his or her knowledge promptly to a manager or compliance officer.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are Peet’s Coffee & Tea, Inc. shareholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, or direct your written request to Investor Relations, Peet’s Coffee & Tea, Inc., 1400 Park Avenue, Emeryville, California 94608-3520 or contact Investor Relations at (510) 594-2100. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

 LOGO

Thomas P. Cawley
SECRETARY

April 4, 2008

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 30, 2007 is available without charge upon written request to: Investor Relations, Peet’s Coffee & Tea, Inc., 1400 Park Avenue, Emeryville, California 94608-3520.

PEET’S COFFEE & TEA, INC.

As a stockholder of Peet’s Coffee & Tea, lnc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on May 20, 2008.

Vote Your Proxy on the Internet:	OR	Vote Your Proxy by Phone: Call 1 (866) 894-0537	OR	Vote Your Proxy by mail:
Go to www.continentalstock.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.		Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.		Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope providex.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY BY MAIL	Please mark your votes like this	☒
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PATRICK J. O’DEA FOR DIRECTOR AS LISTED BELOW AND FOR PROPOSAL 2.

		FOR Patrick J. O’Dea	WITHHOLD AUTHORITY to vote for Patrick J. O’Dea			FOR	AGAINST	ABSTAIN
PROPOSAL 1:	To elect Patrick J. O’Dea to hold office until the 2011 Annual Meeting of Shareholders.	☐	☐	PROPOSAL 2:	To ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm of the Company for its fiscal year ending December 28, 2008.	☐	☐	☐

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date , 2008.

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, and attorneys-in-fact should add their titles. lf signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. lf signer is a partnership, please sign in partnership name by authorized person.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PEET’S COFFEE & TEA, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 21, 2008

The undersigned hereby appoints Patrick J. O’Dea and Thomas P. Cawley, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Peet’s Coffee & Tea, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Peet’s Coffee & Tea, Inc. to be held at The Marriott Courtyard, 5555 Shellmound Street, Emeryville, California 94608 on Wednesday, May 21, 2008 at 10:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEE LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.